Exhibit 99.1

The Washington Post Company Declares

Regular Quarterly Dividend;

Announces Stock Repurchase Authorization

WASHINGTON—September 23, 2010—The Washington Post Company (NYSE: WPO) today declared a regular quarterly dividend of $2.25 per share, payable on November 5, 2010, to shareholders of record on October 25, 2010.

The Company also said its Board of Directors today authorized the Company to acquire up to 750,000 shares of its Class B common stock. The Company did not announce a ceiling price or a time limit for the purchases. This authorization includes 16,312 shares that remained under the previous authorization.

There are currently 7,235,962 million Class B common shares outstanding.

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Contact:	Rima Calderon
(202) 334-6617
calderonr@washpost.com